EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                 We consent to the use of our report dated September 16, 2005, with respect to the financial statements of Wilson Family Communities, Inc. (formerly, Athena Equity Partners-Hays, L.P.) as of and for the years ended December 31, 2004 and 2003 included in this Form 8-K of Wilson Holdings, Inc.

/s/ Helin, Donovan, Trubee & Wilkinson, LLP

Austin, Texas
October 17, 2005